EXHIBIT 99

January 2, 2019

Beacon Roofing Supply Promotes C. Eric Swank to Chief Operating Officer

HERNDON, Va.--(BUSINESS WIRE)-- Beacon Roofing Supply, Inc. (Nasdaq: BECN), announced today that it has promoted Chief Commercial Officer C. Eric Swank to Chief Operating Officer (“COO”), effective immediately. As COO, Mr. Swank will lead Beacon’s $6 billion roofing and exterior products business, in addition to having Company-wide responsibility for sales, marketing and supply chain.

A 15-year veteran of Beacon, Mr. Swank has held a number of progressive roles with the Company that have provided him with a deep knowledge of all facets of Beacon’s operations. In 2004, he started as Vice President of Human Resources and was promoted to Senior Vice President of Sales and Marketing in 2005. He then was named Senior Vice President Operations for the Mid-Atlantic region in January 2006 while maintaining responsibility for sales and marketing until 2007. In 2013, he was appointed Executive Vice President of the East Division, and then, in 2016, took on the additional role of Chief Sales and Marketing Officer. Upon the acquisition of Allied in January 2018, Mr. Swank was promoted to the role of Chief Commercial Officer and assumed oversight of the Company’s commercial strategy, including branding, marketing, sales, e-commerce, product management and pricing. Prior to joining Beacon, Mr. Swank spent thirteen years with Cintas Corporation in various operational roles of increasing responsibility. He is a graduate of Miami University of Ohio.

Paul Isabella, the Company's President & CEO, stated: "Today’s promotion of Eric to COO is an important step to achieving our future growth and profitability goals. His leadership skills and work ethic have been key to many of the initiatives that we have implemented over the years, most notably and recently our industry leading e-commerce platform. He has a deep understanding of all aspects of our business and the respect of our employees, customers and suppliers that is critical to role of COO.”

Mr. Swank added:  “I am excited for the opportunity to lead such a tremendous team and to build upon our history of operational excellence and profitable growth. We will accomplish this through the deployment of our multi-channel strategy leveraging our broad geographic footprint and our industry leading digital platform that includes Beacon Pro+ and Beacon 3D+. Our goal is to be the partner of choice for our customers and suppliers and the employer of choice in the marketplace.”

About Beacon Roofing Supply

Founded in 1928, Beacon Roofing Supply, Inc. is the largest publicly traded distributor of residential and commercial roofing materials and complementary building products, operating over 500 branches throughout all 50 states in the U.S. and 6 provinces in Canada. To learn more about Beacon and its family of regional brands, please visit www.becn.com.

Contact Information:

Beacon Roofing Supply, Inc.

Joseph Nowicki, Executive VP & CFO

571-323-3939

JNowicki@becn.com